Exhibit 99.3

ANWORTH MORTGAGE ASSET CORPORATION

2004 EQUITY INCENTIVE PLAN

Form of Restricted Stock Agreement

AGREEMENT by and between Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”), and                          (the “Grantee”), dated as of the          day of                     ,              (the “Effective Date”).

WHEREAS, the Company maintains the 2004 Equity Incentive Plan (the “Plan”) (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto by the Plan);

WHEREAS, the Grantee is                          of a Participating Company; and

WHEREAS, in accordance with the Plan, the Committee has determined that it is in the best interests of the Company and its stockholders to grant Restricted Stock to the Grantee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Grant of Restricted Stock.

The Company hereby grants the Grantee                  Shares of Restricted Stock of the Company, subject to the following terms and conditions and subject to the provisions of the Plan. The Plan is incorporated herein by reference as though set forth herein in its entirety.

2. Restrictions and Conditions.

The Restricted Stock awarded pursuant to this Agreement and the Plan shall be subject to the following restrictions and conditions:

        (i) Subject to clauses (iii) and (iv) below, the period of restriction with respect to Shares granted hereunder (the “Restriction Period”) shall begin on the date hereof and lapse on the following schedule:

For purposes of the Plan and this Agreement, Shares with respect to which the Restriction Period has lapsed shall be vested. Notwithstanding the foregoing, the Restriction Period with respect to such Shares shall only lapse as to whole Shares. Subject to the provisions of the Plan and this Agreement, during the Restriction Period, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Shares of Restricted Stock awarded under the Plan (or have such Shares attached or garnished).

        (ii) Except as provided in the foregoing clause (i), below in this clause (ii) or in the Plan, the Grantee shall have, in respect of the Shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares; provided, however, that cash dividends on such Shares shall, unless otherwise provided by the Committee in this Agreement, be held by the

Company (unsegregated as a part of its general assets) until the Restriction Period lapses (and forfeited if the underlying Shares are forfeited), and paid over to the Grantee as soon as practicable after the Restriction Period lapses (if not forfeited). Certificates for Shares (not subject to restrictions) shall be delivered to the Grantee promptly after, and only after, such Shares have vested (i.e., the Restriction Period shall lapse with respect thereto) without forfeiture in respect of such Shares.

        (iii) Subject to clause (iv) below, upon the Grantee’s Termination of Service for Cause or by the Grantee’s termination for any reason other than his or her death, Retirement or Disability, during the Restriction Period, then all Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee.

        (iv) In the event the Grantee’s has a Termination of Service on account of death, Disability or Retirement or on account of Termination of Service by the Company for any reason other than for Cause, during the Restriction Period, then restrictions under the Plan will immediately lapse on all Restricted Stock.

3. Miscellaneous.

        (a) THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        (b) The Committee shall have the power to construe and interpret this Agreement, and to establish, amend and revoke rules and regulations for administration of the Plan. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, in this Agreement, or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and the Grantee. Notwithstanding the foregoing, the Committee shall not take any action or make any interpretation with respect to this Agreement or the Plan that would cause (a) the Plan to not satisfy the requirements for exemption under Rule 16b-3 under the Exchange Act or (b) any member of the Committee to be disqualified as a Non-Employee Director under such Rule.

        (c) All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this paragraph 3(c).

        (d) The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right the Grantee or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

        (e) Nothing in this Agreement shall confer on any individual any right to continue in the employ or other service of the Company or any of its Subsidiaries (if applicable) or interfere in any way with the right of the Company and its stockholders to terminate the individual’s employment or other service at any time.

        (f) This Agreement (together with the Plan) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

ANWORTH MORTGAGE ASSET CORPORATION

By:
Name:
Title:

[NAME OF GRANTEE]

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